                                                                     EXHIBIT 2.1




                           ASSET PURCHASE AGREEMENT

                           Dated as of May 28, 1997


                                     among


                         SPECIALTY CONSTRUCTORS, INC.,


                       SPECIALTY TELECONSTRUCTORS, INC.,


                    PARAMOUNT COMMUNICATIONS SYSTEMS, INC.,

                                      and

                               MICHAEL MOSKOWITZ

                           ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of this 28th day of May, 1997, is entered into by and among Specialty Constructors, Inc., a New Mexico corporation ("Buyer"), Specialty Teleconstructors, Inc., a Nevada corporation ("Parent" and together with Buyer, the "Acquiring Companies"), Paramount Communications Systems, Inc., a New Jersey corporation ("Seller") and Michael Moskowitz, the sole shareholder of Seller (the "Shareholder").

                                  WITNESSETH:

     WHEREAS, Seller owns all of the assets described in Section 1.1 of this
                                                         -----------
Agreement and listed on Exhibits 1.1(a), 1.1(b), 1.1(d) and 1.1(e) attached
                        ------------------------------------------
hereto (collectively, the "Assets") and the real property and improvements, if any, described in Section 1.1 of this Agreement and more fully described on
                  -----------
Exhibit 1.1(g) attached hereto (the "Real Property"), and Seller desires to sell
--------------
such Assets and Real Property to Buyer on the terms and conditions set forth in this Agreement; and

     WHEREAS, the Shareholder owns 100% of the outstanding equity of Seller; and

     WHEREAS, Buyer desires to purchase the Assets and the Real Property on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, covenants, representations and warranties herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                        SALE AND PURCHASE OF THE ASSETS

     1.1  Sale and Purchase of Assets.  At the Closing (as hereinafter defined),
          ---------------------------
subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein contained, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller's interest in and to the following described Assets and Real Property, free and clear of all liens, claims, restrictions and encumbrances of any nature, except as otherwise set forth in Section 1.2 hereof:
             -----------

          (a) All customer and vendor contracts, personal property leases, real property leases, licenses, permits and other agreements or commitments related to the operation of the business of Seller as listed on Exhibit
                                                                     -------
     1.1(a) attached hereto;
     ------

          (b) All tangible personal property, including without limitation, all equipment, furniture, fixtures, machinery, vehicles, spare parts, inventories, leasehold improvements, supplies, and other personal property used in the business of Seller, including, without limitation, as listed on
     Exhibit 1.1(b) attached hereto;
     --------------

          (c) All books, documents and records relating to the business of Seller excluding only the minute book, corporate seal and stock records of Seller and including customer records and lists, marketing and sales records and literature, employee records and information, accounting books and records, and insurance records;

          (d) All intangible or intellectual property of Seller, including, without limitation, all rights in and to the name "Paramount
     Communications Systems, Inc." and all patents, copyrights, trade names, trademarks or service marks owned by Seller, including, without limitation, as listed on Exhibit 1.1(d) hereto;
                  --------------

          (e) All prepaid expenses, deposits, prepaid taxes, accounts receivable, notes receivable, other receivables and other monies, securities, cash and cash equivalents of Seller as listed on Exhibit 1.1(e)
                                                                  --------------
     attached hereto;

          (f) All insurance proceeds arising in connection with damage to the Assets or relating to the business of Seller occurring prior to the Closing; and

          (g) Fee simple title to the real property and improvements, if any, more fully described on Exhibit 1.1(g) attached hereto.
                             --------------

The Assets and the Real Property constitute all property and contractual rights necessary for the conduct of the business of Seller.

     1.2  Assumption of Liabilities.  Buyer agrees to assume at Closing only the
          -------------------------
liabilities specifically listed or identified on Exhibit 1.2 hereto
                                                 -----------
(collectively, the "Assumed Liabilities"). Notwithstanding anything to the contrary contained herein, except for the Assumed Liabilities, Buyer shall not assume, shall not be deemed to have assumed, and shall not be liable for, any liabilities or obligations (whether absolute, accrued, contingent, direct, indirect, due or becoming due, or otherwise) of Seller existing, arising out of or in any way connected with the conduct of its business prior to the Closing Date (as hereinafter defined), or the sale by Seller of the Assets and Real Property to Buyer, including, without limitation, (i) any and all claims of persons employed by Seller prior to the Closing Date, (ii) any and all liability of Buyer arising as a result of the failure of Seller to file any tax returns or to pay any income, sales, excise or other taxes, employment or workers' compensation payments, and (iii) any and all losses, liabilities, damages or expenses resulting from the assertion of claims made against the Assets by creditors of Seller as a result of the failure to comply with any bulk sales law. Seller and Shareholder agree to indemnify and hold the Acquiring Companies harmless with respect to any such liabilities in accordance with Article IX of this Agreement.

     1.3  Consideration and Terms.  As consideration for the Assets (the
          -----------------------
"Purchase Price"), at the Closing, Buyer will deliver or cause to be delivered to Seller 186,047 newly issued shares (collectively, the "Parent Shares") of Common Stock of Parent. Notwithstanding anything to the contrary contained herein the Purchase Price shall be subject to reduction by an amount equal to the sum of (a) the reduction, if any, described in Section 2.8 hereof and (b) the sum of (i) aggregate amount claims, charges, liabilities or payables, if any, that are paid by Buyer after the Closing Date but before the second anniversary of the Closing Date (the "Final Determination Date"), which claims, charges, liabilities or payables arise out of actions, events, liabilities or other circumstances existing before the Closing Date that were not listed on
Exhibit 1.2 hereto (without duplication, however, of any reduction that was
-----------
taken into account in the determination of the reductin, if any, described in
Section 2.8 hereof), and (ii) an amount equal to the lesser of (x) the an amount equal to Loss of Experienced Employee Reduction as determined in accordance with on Exhibit 1.3, and (y) $400,000. If on the Final Determination
                   -----------
Date, the Purchase Price is required to be reduced in accordance with the foregoing and Exhibit 1.3 hereto,
              -----------
then such reduction shall be effected by the cancellation by Parent of that number of Parent Shares issued on the Closing Date to Seller having an aggregate value (determined by valuing each such Parent Share at $10.75 per share (the "Original Issue Price") equal to the amount of such reduction (shares so canceled are referred to herein collectively as the "Canceled Parent Shares"). In order to facilitate the reduction of the Purchase Price, if any, that may occur on the Final Determination Date, each of Seller and Shareholder agrees that Parent may cancel the Canceled Parent Shares regardless of whether certificates evidencing such Canceled Parent Shares are then in the possession of Parent or Buyer.

     1.4  Loan to Shareholder.  On the Closing Date, Buyer or Parent shall loan
          -------------------
to Shareholder the sum of $250,000, or such lesser amount as may be requested by Shareholder, in accordance with the terms and conditions set forth in the Promissory Note and Security Agreement attached as Exhibit 1.4 hereto
                                                   -----------
(collectively, the "Shareholder Loan Documents"). On the first anniversary of the Closing Date, if no default has occurred under the terms of the Shareholder Loan Documents, then Buyer or Parent shall loan to Shareholder an additional $250,000, or such lesser amount as may be requested by Shareholder, as a further advance under the Shareholder Loan Documents. The amounts advanced to Shareholder pursuant to this Section 1.4 and the Shareholder Loan Documents is
referred to herein as the "Shareholder Loan."   Subject to the terms and
conditions set forth in the Shareholder Loan Documents, interest on the the Shareholder Loan shall be due and payable quarterly in arrears and the outstanding principal balance of the Shareholder Loan, if any, shall be due and payable in four equal semi-annual installments, with the first such semi-annual installment becoming due on the third anniversary of the Closing Date.

     1.5  Instruments of Conveyance and Transfer.  At the Closing, Seller shall
          --------------------------------------
execute and deliver to Buyer bills of sale and assignments and such other instruments of conveyance and transfer, in form and substance satisfactory to Buyer and its counsel, as shall be reasonably necessary or appropriate to vest in Buyer good and indefeasible title to the Assets and the Real Property and to comply with the purpose of this Agreement.

     1.6  Certification as of Closing.  At the Closing, Seller and each of the
          ---------------------------
Acquiring Companies shall execute and deliver a written certification that its representations and warranties contained in this Agreement remain true and correct as of the Closing Date.

     1.7  Transaction Taxes and Other Closing Costs.  Any sales, use, transfer
          -----------------------------------------
or similar taxes and any assumption, recording and other similar fees, arising in connection with the transfer of the Assets from Seller to Buyer shall be borne solely by Seller.


                                  ARTICLE II

                        REPRESENTATIONS AND WARRANTIES
                         OF SELLER AND THE SHAREHOLDER

     In order to induce the Acquiring Companies to enter into this Agreement and to consummate the transactions contemplated herein, Seller and the Shareholder hereby, jointly and severally, represent and warrant, as of the date hereof and as of the Closing Date as follows:

     2.1  Corporate Existence and Authority.  Seller is a corporation duly
          ---------------------------------
organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power, licenses, permits and authority to own and lease its properties and assets and to carry on its business as has been and is being conducted currently. Seller is qualified to do business in every jurisdiction in which the character and location of the assets owned or leased by Seller or the nature of the business transacted by Seller makes such qualification necessary.

     2.2  Articles of Incorporation and Bylaws.  Attached as Exhibit 2.2 to this
          ------------------------------------               -----------
Agreement are complete and correct copies of Seller's Articles of Incorporation, as amended to date, certified by the Secretary of State of the state of its incorporation, and Seller's Bylaws, as currently in effect, certified by the Secretary of Seller. Such Certificate of Incorporation and Bylaws were duly adopted and are in full force and effect, and Seller is not in violation of any provision thereof.

     2.3  Books and Records.  Seller keeps its books, records and accounts
          -----------------
(including, without limitation, those kept for financial reporting purposes and for tax purposes) in accordance with good business practice and in sufficient detail to reflect accurately and fairly the transactions and dispositions of its assets, liabilities and equities. The minute books of Seller contain complete and accurate records of all of the meetings of its shareholders and directors and of all action taken by such shareholders and directors. The stock certificate book and stock transfer ledger of Seller are correct and complete and reflect accurately the number of shares of stock held by its shareholders.

     2.4  Capitalization.  The authorized capital stock of Seller and the issued
          --------------
and outstanding shares thereof are set forth on Exhibit 2.4 attached hereto.
                                                -----------
All presently exercisable voting rights in Seller are vested exclusively in its outstanding shares of common stock, each share of which is entitled to one (1) vote on every matter to come before its shareholders, and there are no voting trusts or other voting arrangements with respect to any of such common stock.

     2.5  Subsidiaries and Affiliates.  Except as and to the extent set forth on
          ---------------------------
Exhibit 2.5 attached hereto, Seller does not own, directly or indirectly, any
-----------
equity interest in any person, corporation, partnership, joint venture or other business association.

     2.6  Authorization and Effect of Agreement.  Seller has all requisite power
          -------------------------------------
and authority to execute, deliver and perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate and shareholder action. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein do not and will not:

          (a) violate, conflict with, modify or cause any default under or acceleration of (or give any party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, of any articles of incorporation, bylaws, mortgage, lien, deed of trust, lease, agreement, instrument, order, decree, judgment, law or any other restriction of any kind to which Seller is a party or by which it or any of its properties are bound (assuming for purposes of the foregoing representation, that Buyer pays in full on the Closing Date all amounts then due and owing by Seller to Commerce Bank, N.A. (approximately $150,000) and to Michael Santarpio (approximately $225,000);

          (b) result in the creation of any security interest, lien, encumbrance, adverse claim or restriction on any property or asset of Seller; or

          (c) violate any law, rule or regulation of any federal or state regulatory agency.

This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller enforceable in accordance with its terms.

     2.7  Financial Information.  Attached as hereto as Exhibit 2.7 are true and
          ---------------------                         -----------
complete copies of the following financial statements of Seller compiled or audited as required by David Cohen & Associates, certified public accountants,
(i) unaudited statements of income, changes in financial position and shareholders equity for the fiscal years ended December 31, 1994, 1995 and 1996;
(ii) unaudited statement of income for the three-month (3-month) period ended March 31, 1997; and (iii) unaudited balance sheet at December 31, 1996, and unaudited balance sheet at March 31, 1997, (collectively, the "Financial Statements"). The Financial Statements, together with the related notes thereto, are true, correct and complete and present fairly the financial condition of Seller. The Financial Statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as otherwise expressly disclosed in such Financial Statements.

     2.8  Value of Net Assets Acquired; Adjustment of Purchase Price.  If within
          ----------------------------------------------------------
60 days following the Closing Date, in good faith, Buyer determines that on the Closing Date, the excess (the "Net Value of Assets Received") of the aggregate fair market value of the assets acquired by Buyer pursuant to this Agreement as set forth on Exhibits 1.1(a), (b), (d), (e) and (g) over the aggregate amount of
             --------------------------------------
liabilities assumed by Buyer pursuant to this Agreement as set forth on Exhibit
                                                                        -------
1.2, was less than $400,000, then the Acquiring Companies may cancel that number
---
of Parent Shares previously delivered or issued in the name of Seller that when multiplied by the Original Issue Price equals the amount difference between the Net Value of Assets Received and $400,000.

     2.9  Tax Matters; Tax Allocation .  Except as set forth in Exhibit 2.9
          ----------------------------                          -----------
attached hereto, Seller has timely filed with appropriate federal, state and local governmental agencies all income, excise, corporate, franchise, property, sales, payroll, withholding and other tax returns and reports required to be filed and has paid all taxes and assessments shown to be due or claimed to be due. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit 2.9.
          -----------

     2.10 Real Property and Improvements; Condition of Tangible Personal
          --------------------------------------------------------------
Property.  All Real Property, if any, owned by Seller that is being sold to
--------
Buyer pursuant to this Agreement is described in Exhibit 1.1(g) attached hereto.
                                                 --------------
Seller has good and marketable title to the Real Property and improvements, free and clear of all mortgages, liens, pledges, charges or encumbrances, except (a) mortgages and other encumbrances specifically set forth on Exhibit 1.1(g)
                                                           --------------
attached hereto; and (b) liens for current taxes not yet due and payable. The Assets comprised of items of tangible personal property are in good operating condition and repair (except ordinary wear and tear and such minor defects that do not affect their value or use in normal operations), are suitable and sufficient for their current operations and comply in all material respects with all applicable laws and ordinances. All items of tangible personal property or parcels of real property leased by Seller are listed on Exhibit 1.1(a) or
                                                        --------------
Exhibit 1.1(b) attached hereto (or the agreements or documents attached or
--------------
referred to in such Exhibits) and are held under valid, subsisting and enforce able leases. Except as set forth on Exhibit 1.1(a) or Exhibit 1.1(b) attached
                                     --------------    --------------
hereto attached hereto, Seller has not received notice of any default under any such lease and has no knowledge of any basis for default in any respect under any such lease. All rentals due and payable under all such leases on or prior to the date hereof and as of the Closing Date have been or will have been paid in full.

     2.11 Commitments and Contracts.  Except as described on Exhibit 2.11
          -------------------------                          ------------
attached hereto, as of the date hereof, Seller is not a party to or bound by any oral or written (a) contract for the employment of any officer or employee that is not terminable on notice of thirty (30) days (or less) without payment of any amount on account of such termination; (b) bonus, deferred compensation, savings, stock option, retirement, pension, profit sharing or severance pay agreement, plan or arrangement; (c) agreement, contract or indenture relating to the borrowing of money involving an aggregate unpaid balance of one thousand dollars ($1,000) or more; (d) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection; (e) management agreement, consulting or other similar contract or arrangement; (f) collective bargaining agreement; (g) agreement with any present or former officer, director or shareholder; (h) license, whether as licensor or licensee; (i) contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days not in the ordinary course of business; (j) contract or commitment to make capital expenditures in excess of $500 in the aggregate; (k) contract or option to purchase or sell any real property; (l) consent decree; or (m) other contract, agreement or other commitment that is material to the business, operations, prospects, properties or assets or to the condition, financial or otherwise, of Seller. Except as disclosed on Exhibit 2.11 attached hereto, as of the date hereof Seller is not
             ------------
aware of any basis for the termination or cancellation of any such contracts other than the stated expiration thereof. As of the date hereof, all of the contracts, commitments and agreements to which Seller is a party are in full force and effect without any default or breach thereof in any material respect by Seller or any other party thereto.

     2.12 Customers.  A complete and accurate list of all customers of Seller
          ---------
from January 1, 1994, through February 28, 1997, including addresses, telephone numbers and the names of primary contacts with each customer, has been delivered by Seller to Buyer, accompanied by a complete and accurate list of all of Seller's standard prices and any applicable discounts by customer name.

     2.13 Litigation and Proceedings.  Except as set forth on Exhibit 2.13
          --------------------------                          ------------
attached hereto, (a) there are no actions, suits or proceedings pending or threatened and there are no claims against or affecting Seller or its properties or assets, at law or in equity or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that involve the possibility of any judgment or liability that may result in any material adverse change in the operations, properties, or assets or in the condition, financial or otherwise, of Seller's business, and (b) Seller is not in default under or in violation of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality.

     2.14 Governmental Authorizations.  Seller has all licenses, franchises,
          ---------------------------
permits and other governmental authorizations that are legally required to enable it to conduct its business in all respects as conducted on the date hereof. Seller is in compliance with all applicable federal, state and local laws, rules and regulations, including, without limitation, those imposing taxes; and the execution, delivery and performance of this Agreement, and the consummation by Seller of the transactions contemplated hereby, will not violate in any material respect any provisions of, or constitute a default under, any applicable judgment, order, writ, injunction, decree or award, of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality.

     2.15 Insurance.  All material insurable properties used by Seller in
          ---------
conducting its business are insured in amounts and against all risks usually insured against by persons operating similar properties in the localities where such properties are located. Seller maintains all other insurance coverage in such amounts, types and forms as is customarily carried by persons similarly situated to protect Seller and its operations, assets and properties, against such casualties, risks and contingencies that may arise in the course of its business and operations. All of the foregoing insurance policies are issued by insurers of recognized responsibility, are in full force and effect and are fully paid as to all premiums heretofore due. Exhibit 2.15 attached hereto
                                               ------------
contains a summary of the policies of fire, liability, worker's compensation and other forms of insurance held by Seller that relate to the Assets, the Real Property or Seller's business.

     2.16 Inventory.  All inventory of Seller  (a) is in good and merchantable
          ---------
condition, of a quantity and quality usable or saleable in the normal course of business and has a value, at March 31, 1997, as reflected in the Financial Statements, fairly stated at the lower of cost (determined on last-in, first-out basis) or market; and (b) is not obsolete or defective.

     2.17 Employee Benefit Plans and ERISA.  Seller does not maintain or sponsor
          --------------------------------
or make and is not required to make contributions to any pension, profit-sharing, stock bonus, stock option, thrift or other retirement plan, medical, hospitalization, vision, dental, life, disability, vacation or other insurance or benefit plan, employee stock ownership plan, deferred compensation plan, stock ownership, stock purchase, performance share, bonus, benefit or other incentive plan, severance plan or other similar plan, agreement, arrangement or understanding relating to Seller or its employees, including, without limitation, any such plan, agreement, arrangement or understanding subject to the Employee Retirement Income Security Act of 1974 ("ERISA") (collectively, the "Employee Benefit Plans").

     2.18 Employees. Seller has provided Buyer with a copy of all written
          ---------
employment contracts with its officers or employees and a complete and accurate list of the name and current annual compensation of each manager, salesman, employee and independent contractor employed by Seller, together with each such person's job title and amounts and forms of special fringe benefits. Seller is in full compliance with all federal, state and local laws regarding employment, wages and hours, and occupational safety and health standards with respect to its employees. To the best knowledge, information and belief of Seller and Shareholder, no officer, manager, salesman, other employee or independent contractor employed by Seller has any plans to terminate his or her employment with Seller.

     2.19 Intellectual Property.  Exhibit 1.1(d) attached hereto sets forth a
          ---------------------   --------------
complete and correct list of each trademark (whether or not registered), trade mark application, trade name, service mark, copyright, patent, patent application, and proprietary intellectual property (including, without limitation, proprietary computer software, whether in object or source form) (collectively, "Intellectual Property") owned, used or licensed by Seller and a description of whether such Intellectual Property is owned or licensed by Seller.

Except as disclosed in such Exhibit 1.1(d), Seller has the exclusive right to
                            --------------
use such Intellectual Property and the current use by Seller of such Intellectual Property does not infringe the rights of any other person.

     2.20 Toxic or Hazardous Substances.  Except as disclosed on Exhibit 2.20
          -----------------------------                          ------------
attached hereto, Seller has not directly or indirectly used, stored, generated, treated, buried, dumped, disposed of or transported any toxic or hazardous substances on, to or from any real property owned or leased by Seller. To the best knowledge and belief of Seller, (a) all real property owned or leased by Seller or used in connection with its business has not been, and is not now, listed on the Environmental Protection Agency's list of violating facilities established pursuant to the Clean Water Act or the National Priorities List established pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), (b) there are no orders, judgments, claims, suits, actions or proceedings including, but not limited to, governmental investigations or requests for information, that could have an adverse effect upon the assets or business of Seller, and (c) there are no underground storage tanks, contaminated soil, asbestos or other toxic or hazardous substances on the real property owned or leased by Seller.

     2.21 Liabilities.  Except as reflected in the Financial Statements or
          -----------
disclosed on Exhibit 2.21 attached hereto, Seller has no liabilities or
             ------------
obligations, whether absolute, accrued, contingent, direct, indirect, due or becoming due, or otherwise.

     2.22 Title; Leased Assets. Upon consummation of the transactions
          --------------------
contemplated hereby, (a) Buyer shall receive good, valid and marketable title to the Assets and the Real Property, free and clear of all liens, claims and encumbrances other than those securing the liabilities to be assumed pursuant to
Section 1.2 above and (b) Buyer will be entitled to use, as Lessee, all leased
-----------
assets used in Seller's business, free and clear of all liens, claims and encumbrances other than those securing the liabilities to be assumed pursuant to
Section 1.2 above.
-----------

     2.23 Brokers and Finders.  There is no agent's, broker's or finder's fee or
          -------------------
commission payable in connection with the transaction contemplated hereby by virtue of or resulting from any action or agreement by Seller or the Shareholder.

     2.24 Full Disclosure.  No representation or warranty made by Seller or the
          ---------------
Shareholder in this Agreement and no documentation or certification furnished or to be furnished to either or both of the Acquiring Companies pursuant to this Agreement contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     2.25 Restrictive Documents. Except as disclosed on Exhibit 2.25 attached
          ---------------------                         ------------
hereto, neither Seller nor the Shareholder is subject to, or a party to, any charter, bylaw, hypothec, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, that materially adversely affects the business practices, operations or condition of Seller or any of assets or property, or that would prevent consummation of the transactions contemplated by this Agreement, compliance by the Shareholder with the terms, conditions and provisions hereof or the operation by Buyer after the Closing Date of the business conducted by Seller prior to the Closing Date on substantially the same basis as heretofore operated or that would restrict the ability of Buyer to acquire any property or conduct business in any area.

     2.26 Purchase for Investment; Restrictive Legend.  Seller will acquire the
          -------------------------------------------
Parent Shares for investment and not with a view to resale or for distributing all or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act. The offering of the Parent Shares to Seller was made only through direct, personal communication between a duly authorized representative of Seller and a duly authorized representative of Parent and not through public solicitation or advertising. Seller and the Shareholder each acknowledges that the Parent Shares have not been registered under the Securities Act and Parent is under no obligation to file a registration statement with the United States Securities and Exchange Commission with respect to the Parent Shares. Seller and the Shareholder each understands and agrees that the Parent Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Parent Shares or an available exemption from registration under the Securities Act and any applicable state laws, the Parent Shares must be held indefinitely. In particular, Seller and the Shareholder each are aware that the Parent Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Seller and the Shareholder each represents that, in the absence of an effective registration statement covering the Parent Shares, Seller will sell, transfer, or otherwise dispose of the Parent Shares only in a manner consistent with its representations and agreements set forth herein and in that certain Lock-up Letter (as hereinafter defined) executed by Seller as a condition to the Closing and the consummation of the transactions contemplated by this Agreement. The certificate(s) evidencing the Parent Shares will bear the following legend:

          "THE SHARES OF THE COMMON STOCK REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE TRANSFERABILITY OF THESE SECURITIES IS SUBJECT TO THE PROVISIONS OF LOCK-UP LETTER DATED AS OF MAY 28, 1997 AMONG SPECIALTY CONSTRUCTORS, INC., A NEW MEXICO CORPORATION, SPECIALTY TELECONSTRUCTORS, INC., A NEVADA CORPORATION AND PARAMOUNT COMMUNICATIONS SYSTEMS, INC., A NEW JERSEY CORPORATION, A COPY OF WHICH MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE PRINCIPAL PLACE OF BUSINESS OR THE REGISTERED OFFICE OF SPECIALTY TELECONSTRUCTORS, INC."

     2.27 Investor Qualification.  Seller and the Shareholder each represent and
          ----------------------
warrant that it, he or she (a) has such knowledge and experience in financial and business matters that it, he or she is capable of evaluating the merits and risks of its, his or her investment in the Parent Shares and has the financial ability to assume the monetary risk associated therewith; (b) is able to bear the complete loss of its, his or her investment in the Parent Shares; (c) has received such other documents and information as it, he or she has requested and has had the opportunity to ask questions of, and receive answers from, Parent and its management concerning Parent and the terms and conditions of the offering of the Parent Shares and to obtain additional information; (d) is an "accredited investor" as defined in Rule 501(a) of the Regulation D promulgated under the Securities Act; (e) is not an entity formed solely to make this investment; and (f) is not relying upon any statements or instruments made or issued by any person other than Parent and its officers in making its decision to invest in the Parent Shares.

                                  ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING COMPANIES

     In order to induce Seller and the Shareholder to enter into this Agreement and to consummate the transactions contemplated herein, each of the Acquiring Companies hereby represent and warrant as follows:

     3.1  Organization and Capitalization.  It is a corporation duly organized,
          -------------------------------
validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to consummate the transactions contemplated hereby.

     3.2  Authorization and Effect of Agreement.  The execution and delivery of
          -------------------------------------
this Agreement and the consummation of the transactions contemplated herein have been duly authorized and approved by its Board of Directors. No further corporate approvals or authorizations on its part are necessary to authorize the consummation of the transactions contemplated herein. This Agreement has been duly executed and delivered by the Acquiring Companies and constitutes the valid and binding obligation of the Acquiring Companies, enforceable in accordance with its terms.

     3.3  Consents and Approvals.  Except as shall have been obtained prior to
          ----------------------
Closing, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by it of the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by it of the transactions contemplated hereby, will not conflict with any provisions of its Articles of Incorporation or Bylaws, and will not violate any order, writ, injunction, decree, statute, rule or regulation applicable to it.

     3.4  Brokers and Finders.  Buyer represents and warrants that there is no
          -------------------
agent's, broker's or finder's fee or commission payable in connection with the transactions contemplated herein by virtue of or resulting from any action or agreement by it.

                                  ARTICLE IV

                    COVENANTS OF SELLER AND THE SHAREHOLDER

     Seller and the Shareholder hereby, jointly and severally, covenant and agree with the Acquiring Companies as follows:

     4.1  Conduct of Business.  Prior to the Closing Date, Seller shall conduct
          -------------------
its business only in the ordinary course consistent with present business practices and policies and shall use all reasonable efforts to (a) preserve intact its present business organization and relationships, (b) maintain and keep the Assets and the Real Property in good repair and condition except for deterioration due to ordinary wear and tear, (c) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained, (d) pay and perform, when due, all material obligations under contracts, leases and documents relating to or affecting the assets, properties and business of Seller, and (e) comply with and perform all material obligations and duties imposed by federal, state and local laws, and all rules, regulations and orders imposed by federal, state or local governmental authorities.

     4.2  Access to Properties and Records.  Between the date of this Agreement
          --------------------------------
and the Closing Date, Seller shall afford to the officers and authorized representatives of Buyer full access during normal business hours to the properties, books and records (including tax returns filed and those in preparation) of Seller in order that Buyer may have full opportunity to make such investigation as it shall desire of the affairs and business of Seller, and Seller's officers shall furnish Buyer and its representatives with such additional financial and operating data and other information relating to the business and properties of Seller as Buyer shall from time to time reasonably request.

     4.3  Approvals of Third Parties.  As soon as practicable, Seller will use
          --------------------------
its best efforts to secure all necessary approvals, if any, of third parties, that are required of them in order to effect the transactions contemplated by this Agreement or that are required to be obtained by them prior to the Closing to permit Buyer to own after the Closing all of the Assets and the Real Property.

     4.4  Additional Documents.  Prior to the Closing, Seller shall furnish to
          --------------------
Buyer true and complete copies of all notes, mortgages, instruments and documents relating to its ownership of the Real Property, all written contracts, all insurance policies covering the Assets and all documents regarding Seller's Intellectual Property.

     4.5  Certain Changes.  Notwithstanding anything in Section 4.1 to the
          ---------------                               -----------
contrary, without the written consent of Buyer, Seller has not from March 31, 1997 to the date hereof and will not, from the date hereof until the Closing
Date:

          (a) make any material change in the conduct of its business and will operate its business in the ordinary course consistent with past practices;

          (b) enter into, or amend in any material respect, any contract or agreement of a type required to be disclosed pursuant to Section 2.11,
                                                              ------------
     other than in the ordinary course of business, or contract or commit to make capital expenditures for more than five hundred dollars ($500) in the aggregate;

          (c) issue, deliver or agree to issue or deliver any stock, or other securities of Seller, or grant or agree to grant any subscriptions, options, warrants, rights or other agreements or commitments obligating Seller to issue additional shares of its capital stock or any securities convertible into its capital stock;

          (d) borrow any funds or incur, or become subject to, any obligation or liability (absolute or contingent), except obligations and liabilities incurred in the ordinary course of business and in no event more than one thousand dollars ($1,000) in the aggregate, other than trade payables, normal accrued expenses and payroll expenses;

          (e) declare or make any payment of dividends or distributions of any kind whatsoever to the shareholders of Seller;

          (f) except in the ordinary course of business and for adequate consideration, sell, transfer or otherwise dispose of, any material assets;

          (g) enter or agree to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such asset, property or right;

          (h) make any loan, accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of its present or former officers, directors or employees;

          (i) enter into an agreement with a person other than Buyer or any of its affiliates to merge or consolidate with another corporation or to sell all or substantially all of the assets of Seller, or acquire a material amount of assets constituting all or substantially all of the business or assets of any person;

          (j) take any action that might reasonably be expected to impair the business or assets of Seller or fail to take any action that would cause or permit the representations made in Article II hereof to be inaccurate at the time of the Closing;

          (k) make any change in its articles of incorporation or bylaws; or

          (l) commit itself to do any of the foregoing.

     4.6  Notification of Material Events.  Prior to the Closing, Seller will
          -------------------------------
immediately advise Buyer in writing of (i) any event occurring subsequent to the date hereof which would render any representation or warranty of Seller contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, and (ii) any other event that would cause a material adverse change in the business of Seller.

     4.7  Amendment to Articles of Incorporation.  Immediately following the
          --------------------------------------
Closing, Seller shall cease using the name "Paramount Communications Systems, Inc." and take such steps as necessary to amend its Articles of Incorporation to change its name.

                                   ARTICLE V

                              COVENANTS OF BUYER

     Buyer hereby covenants and agrees with Seller as follows:

     5.1  Efforts.  Buyer will use its best efforts to obtain from all third
          -------
parties approvals necessary for the consummation of the transactions contemplated by this Agreement.


                                  ARTICLE VI

                     CONDITIONS TO RESPECTIVE OBLIGATIONS

     The respective obligations of the Acquiring Companies, Seller and the Shareholder to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, except as such parties may waive such conditions in writing:

     6.1  Approvals and Consents.  All consents, approvals and authorizations
          ----------------------
of, filings and registrations with, and notifications to, all applicable governmental authorities, licensors or other parties required for the consummation of the transactions contemplated by this Agreement shall have been duly obtained or made in form and substance reasonably satisfactory to the parties hereto and shall be in full force and effect.

     6.2  Litigation.  On the Closing Date, there shall not be pending or
          ----------
threatened litigation in any court or any proceeding by any governmental commission, board or agency, with a view to seeking or in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement.

     6.3  Employment Agreements. Buyer and Shareholder shall have entered into a
          ---------------------
mutually acceptable Employment Agreement on substantially the terms contained in
Exhibit 6.3 hereto and Buyer and each of the employees listed on Exhibit 6.3(a)
-----------                                                      --------------
hereto shall have entered into a mutually acceptable Employment Agreement on substantially the terms contained in Exhibit 6.3(b) hereto.
                                     --------------

     6.4  Shareholder Loan Documents. Buyer and Shareholder shall have entered
          --------------------------
into a mutually acceptable Shareholder Loan Documents on substantially the terms contained in Exhibit 1.4 hereto.
             -----------

                                  ARTICLE VII

              CONDITIONS TO OBLIGATIONS OF SELLER AND SHAREHOLDER

     The obligations of Seller and Shareholder to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, except as Seller and Shareholder may waive such conditions in writing:

     7.1  Representations, Warranties and Covenants.  All representations and
          -----------------------------------------
warranties of the Acquiring Companies contained in this Agreement shall be true in all material respects on the date of this Agreement and on and as of the Closing Date as if such representations and warranties that are made on and as of the Closing Date (except for representations and warranties that are made as of a specified date).

                                 ARTICLE VIII

             CONDITIONS TO OBLIGATIONS OF THE ACQUIRING COMPANIES

     The obligations of the Acquiring Companies to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, except as the Acquiring Companies may waive such conditions in writing:

     8.1  Representations, Warranties and Covenants.  All representations and
          -----------------------------------------
warranties of Seller and Shareholder contained in this Agreement shall be true in all material respects on the date of this Agreement and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date (except for representations and warranties which are made as of a specified date). Seller and Shareholder shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed by them on or prior to the Closing Date and shall have furnished to the Acquiring Companies a certificate, dated the Closing Date, signed by Seller and Shareholder to such effect.

     8.2  Documents of Transfer and Assignment; Lock- Up Letter .  All documents
          ------------------------------------------------------
required to be executed and delivered by Seller at or prior to the Closing shall have been so executed and delivered, including but not limited to, a Lock-up Letter ("Lock-up Letter") in substantially the form attached hereto as
Exhibit 8.2, all bills of sale, assignments, deeds, transfers and other
-----------
documents of conveyance or instruments necessary to transfer the Assets and the Real Property to Buyer and to consummate the transactions contemplated hereby.

     8.3  Consent of Seller's Secured Lenders.  Buyer shall have received from
          -----------------------------------
each of the secured lenders, if any, listed on Exhibit 1.2 executed documents
                                               -----------
(in form and substance reasonably satisfactory to Buyer) that (i) approve Buyer's assumption of Seller's obligations to such secured creditors, and (ii) modify the terms of such liabilities in a manner reasonably acceptable to Buyer.

     8.4  Third Party Consents.  Buyer shall have received all consents of third
          --------------------
parties requested by Buyer pursuant to this Agreement or required to consummate the transactions in accordance with this Agreement, including without limitation, the transfer and assignment to Buyer of the Assets and the Real Property and all assumed liabilities with the modifications requested by Buyer.

                                  ARTICLE IX

          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     9.1  Survival of Representations and Warranties. The representations and
          ------------------------------------------
warranties of the parties contained in this Agreement shall survive beyond the Closing Date and any investigation by or on behalf of the Acquiring Companies.

     9.2  Indemnification by Seller and the Shareholder.
          ---------------------------------------------

          (a) Seller and the Shareholder, jointly and severally, hereby agree to indemnify, defend and hold harmless each of the Acquiring Companies against and in respect of any and all claims, demands, losses, costs (including court costs and attorneys' fees), expenses, obligations, liabilities, damages, including interest and penalties that it may incur or suffer as a result or arising out of any breach of or failure by Seller or Shareholder to perform any of their respective representations, warranties or covenants contained in this Agreement or any exhibit or other instrument furnished or to be furnished by Seller and the Shareholder under this Agreement.

          (b) Seller and the Shareholder, jointly and severally, hereby agree to indemnify, defend and hold harmless the Acquiring Companies against and in respect of any and all claims, demands, losses, costs (including court costs and attorneys' fees), expenses, obligations, liabilities, damages, including interest and penalties that each of the Acquiring Companies may incur or suffer as a result of or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or prior to the Closing, whether or not then known, due or payable.

     9.3  Indemnification by Buyer.  The Acquiring Companies will indemnify,
          ------------------------
defend and hold harmless Seller and the Shareholder against and in respect of any and all claims demands, losses, costs including court costs and attorneys fees), expenses, obligations, liabilities, damages, including interest and penalties that they may incur or suffer as a result of or arising out of any breach of or failure by the Acquiring Companies to perform any of their representations, warranties or covenants contained in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by them under this Agreement.

                                   ARTICLE X

                                    GENERAL

     10.1 Closing.  The closing ("Closing") of the transactions contemplated by
          -------
this Agreement shall be held at 2:00p.m., on the Closing Date at the offices of Parent located at 12001 Hwy. 14 North, Cedar Crest, New Mexico 87008 or at such other time on the Closing Date and place as the parties hereto may mutually agree. The Closing Date (herein so called) shall be the later of (i) April 15, 1997 or (ii) as soon as practicable after the time each of the conditions set forth in Articles VI through VIII have been satisfied or waived by the party or parties entitled to the benefit of such conditions, but in no event later than May 15, 1997.

     10.2 Expenses.  Each of the Acquiring Companies, Seller and Shareholder
          --------
shall be responsible for all their respective costs and expenses incurred by them in connection with the transactions contemplated by this Agreement.

     10.3 Exhibits.  All statements contained in the Exhibits hereto (and any
          --------
amendments or supplements to this Agreement) shall be deemed additional representations and warranties of Seller and the Shareholder.

     10.4 Amendment.  This Agreement may be amended at any time only by written
          ---------
agreement of the parties hereto. Any of the terms or conditions of this Agreement may be waived in writing at any time or prior to the Closing Date by the party that is entitled to the benefits thereof.

     10.5 Termination.  This Agreement may be terminated at any time prior to
          -----------
the Closing:

          (a) by the mutual consent in writing of the Acquiring Companies and Seller;

          (b) by either the Acquiring Companies or Seller if the Closing Date shall not have occurred by November 30, 1996, provided that the right to terminate under this provision may not be asserted by a party if the failure to consummate the transactions contemplated herein is attributable to a breach by such party of any of its representations and warranties contained in this Agreement or a failure of such party to fulfill its obligations pursuant to this Agreement;

          (c) by either the Acquiring Companies or Seller if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

          (d) by the Acquiring Companies if there has been a material misrepresentation or material breach on the part of Seller or Shareholder in the representations, warranties and covenants of Seller or Shareholder set forth herein or if there has been any failure by Seller or Shareholder to comply with their respective obligations hereunder, or by Seller if there has been a material misrepresentation or material breach on the part of the Acquiring Companies in the representations, warranties or covenants of the Acquiring Companies set forth herein or if there has been any failure by the Acquiring Companies to comply with their obligations hereunder.

     In the event of the termination and abandonment of this Agreement pursuant to this Section 10.5, this Agreement shall forthwith become void and have no
        ------------
effect, without any liability on the part of any party or its directors, officers or shareholders (except the liability of any party for any breach of this Agreement).

     10.6 Bulk Transfer Laws.  The Acquiring Companies hereby waive compliance
          ------------------
by Seller with the provisions of any applicable Bulk Transfer Laws of any state, and Seller warrants and agrees to pay and discharge when due all claims of creditors asserted against either of the Acquiring Companies by reason of such noncompliance to the extent that such liabilities are not specifically assumed by Buyer under this Agreement. Seller hereby indemnifies and agrees to hold each of the Acquiring Companies harmless from, against and in respect of (and shall on demand reimburse Buyer for) any loss, liability, costs or expenses, including, without limitation, attorneys' fees, suffered or incurred by it by reason of the failure of Seller to pay or discharge such claims.

     10.7 Notices.  All notices, requests, demands and other communications
          -------
under this Agreement shall be in writing and shall be deemed to have been duly given at the time either personally delivered or sent by certified mail, postage prepaid, as follows:

          (a)  If to Seller, to:
               ----------------

               Paramount Communications Systems, Inc.
               700 Kennedy Boulevard
               Somerdale, New Jersey  08083

               With a copy to:
               --------------

               Peter R. Spirgel, Esq.
               Flaster, Greenberg, Wallenstein, Roderick,
               Spirgel, Zuckerman, Skinner & Kirchner
               Commerce Center
               1810 Chapel Avenue West
               Third Floor
               Cherry Hill, New Jersey 08002

          (b)  If to the Shareholder, to:
               -------------------------

               Mr. Michael Moskowitz
               700 Kennedy Boulevard
               Somerdale, New Jersey 08083

               With a copy to:
               --------------

               Peter R. Spirgel, Esq.
               Flaster, Greenberg, Wallenstein, Roderick,
               Spirgel, Zuckerman, Skinner & Kirchner
               Commerce Center
               1810 Chapel Avenue West
               Third Floor
               Cherry Hill, New Jersey 08002

          (c)  If to Buyer, to:
               ---------------

               Specialty Constructors, Inc.
               12001 Hwy. 14 North
               Cedar Crest, New Mexico 87008
               Attention: Michael R. Budagher, President

               With a copy to:
               --------------

               Jeffrey A. Howard, Esq.
               Jordaan, Howard & Pennington, PLLC
               300 Crescent Court, Suite 1670
               Dallas, Texas 75201

          (d)  If to Parent, to:
               ----------------

               Specialty  Teleconstructors, Inc.
               12001 Hwy. 14 North
               Cedar Crest, New Mexico 87008
               Attention: Michael R. Budagher, President

               With a copy to:
               --------------

               Jeffrey A. Howard, Esq.
               Jordaan, Howard & Pennington, PLLC
               300 Crescent Court, Suite 1670
               Dallas, Texas 75201

     10.8 Public Announcements.  None of the Acquiring Companies, Seller or
          --------------------
Shareholder shall issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior consent of the other parties.

     10.9 Assignment.  This Agreement and all of the provisions hereof shall be
          ----------
binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that Buyer shall have the right to assign to one (1) or more direct or indirect wholly-owned subsidiaries of Buyer or Parent any and all of the rights and obligations of Buyer under this Agreement (such subsidiary assuming all of the obligations of Buyer in connection with the transactions contemplated herein and making representations, warranties and covenants comparable to those made by Buyer herein).

     10.10 Miscellaneous.  This Agreement may be executed in multiple
           -------------
counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement. Headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement. This Agreement and the documents and instruments referred to herein constitute the entire Agreement between the parties hereto and supersedes all other understandings with respect to the subject matter hereof. This Agreement shall be governed by and construed in accordance with the laws of the State of New Mexico.

     10.11 Severability.  The provisions of this Agreement shall be deemed
           ------------
independent and severable, and the invalidity or partial invalidity or unenforceability of any one (1) provision shall not affect the validity or enforceability of any other provision.

     10.12 Intent of the Parties With Respect to Tax Treatment.  The parties
           ---------------------------------------------------
hereto hereby acknowledge that the acquisition of the Assets and the Real Property contemplated by this Agreement is intended to qualify as a tax-free exchange pursuant to Section 368 of the Internal Revenue Code of 1986, as amended, to the extent of that portion of the Purchase Price (as the same may ultimately be increased by the payment of Additional Consideration pursuant to
Section 1.4 hereof) that is paid with Parent Shares.
-----------

     IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first above written.

                              BUYER:

                              SPECIALTY CONSTRUCTORS, INC.
                              a New Mexico corporation

                              By:     /s/ Michael R. Budagher
                                     -------------------------------
                                    Michael R. Budagher, President

                              PARENT:

                              SPECIALTY TELECONSTRUCTORS, INC.
                              a Nevada corporation

                              By:     /s/ Michael R. Budagher
                                     -------------------------------
                                    Michael R. Budagher, President

                              SELLER:

                              PARAMOUNT COMMUNICATIONS SYSTEMS, INC.
                              a New Jersey corporation

                              By:     /s/ Michael Moskowitz
                                     ------------------------------
                                    Michael Moskowitz, President

                              SHAREHOLDER:

                                /s/ Michael Moskowitz
                              -------------------------------------
                              MICHAEL MOSKOWITZ